Exhibit 99.1
INX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
	2007	2006
	(In thousands, except share and
	per share amounts)
Revenue:
Products	$48,621	$39,837
Services	7,978	5,978

Total revenue	56,599	45,815

Cost of goods and services:
Products	39,868	32,115
Services	5,189	4,391

Total cost of goods and services	45,057	36,506

Gross profit	11,542	9,309
Selling, general and administrative expenses	10,395	8,432

Operating income	1,147	877
Interest (expense)	(181)	(72)
Interest income	102	38
Other income (expense), net	—	16

Income from continuing operations before income taxes	1,068	859
Income tax (benefit)	(257)	(1)

Net income from continuing operations	1,325	860
Loss from discontinued operations, net of taxes	(14)	(164)

Net income	$1,311	$696

Net income (loss) per share:
Basic:
Net income from continuing operations	$0.18	$0.13
Loss from discontinued operations, net of taxes	(0.01)	(0.02)

Net income per share	$0.17	$0.11

Diluted:
Net income from continuing operations	$0.16	$0.11
Loss from discontinued operations, net of taxes	—	(0.02)

Net income per share	$0.16	$0.09

Shares used in computing net income (loss) per share:
Basic	7,499,620	6,571,826

Diluted	8,408,437	7,500,976